Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:	Media Relations
Tina Barry, (972) 673-7931
Greg Artkop, (972) 673-8470

Investor Relations
Aly Noormohamed, (972) 673-6050
DR PEPPER SNAPPLE GROUP REPORTS SECOND QUARTER 2010 RESULTS
Second quarter reported diluted earnings per share were $0.74.
Bottler case sales up 3%. Reported net sales up 3% on 1% sales volume growth.
Year-to-date, company repurchased $557 million of common stock.
Reaffirms full year 2010 reported diluted EPS of $2.29 to $2.37. Excluding the separation-related foreign deferred tax charge, diluted EPS expected to be $2.34 to $2.42.
Plano, TX, July 29, 2010 — Dr Pepper Snapple Group, Inc. (NYSE: DPS) reported second quarter 2010 diluted earnings of $0.74 per share compared to $0.62 per share in the prior year period. Year-to-date, the company reported earnings of $1.09 per diluted share compared to $1.14 per share in the prior year period. Excluding a separation-related foreign deferred tax charge in the current year and a net gain on certain distribution agreement changes in the prior year, the company earned $1.14 per diluted share compared to $0.99 in the prior year-to-date period.
For the quarter, sales volume increased 1% on solid branded sales growth. Contract manufacturing reduced sales volume growth by one percentage point as the company continued to de-emphasize this business. Net sales increased 3% reflecting sales volume growth, foreign currency benefits and revenue recognized under the PepsiCo, Inc. (PepsiCo) licensing agreements. Favorable pricing trends in Beverage Concentrates were offset by increased promotional activity in Packaged Beverages. Segment operating profit (SOP) increased 5% reflecting net sales growth and supply chain efficiencies offset by a $12 million increase in marketplace investments as well as increased productivity office costs. Reported income from operations was $310 million compared to $297 million in the prior year period.
DPS President and CEO Larry Young said, “While we continue to see some signs of economic stability, consumer confidence remains weak. Investing behind our brands, driving traffic for our customers and delivering value to our consumers are still a must-do for us. Our portfolio of preferred flavored CSDs, teas and juices continues to do well despite macroeconomic headwinds and a changing beverage landscape. For the quarter, we continued to see solid consumer takeaway and we gained value share across the portfolio. I’m immensely proud of our teams for delivering strong results, achieving ongoing success with Snapple and embracing our Rapid Continuous Improvement initiative. Looking ahead, we remain confident in delivering on our commitments for 2010 and beyond.”

	Second Quarter			Year-to-Date
			Percent			Percent
Diluted EPS reconciliation	2010	2009	Change	2010	2009	Change
Diluted reported EPS	$0.74	$0.62	19	$1.09	$1.14	(4)

Items affecting comparability
- Net gain on Hansen termination and sale of certain intangible assets	—	—		—	(0.15)
- Foreign deferred tax charge	—	—		0.05	—

Diluted EPS excluding certain items	$0.74	$0.62	19	$1.14	$0.99	15
EPS — earnings per share
Net sales and SOP in the tables and commentary below are presented on a currency neutral basis. For a reconciliation of non-GAAP to GAAP measures see page A-5 accompanying this release.

	As reported		Currency Neutral
Summary of 2010 results (Percent change)	Second Quarter	YTD	Second Quarter	YTD
BCS Volume	3	3	3	3
Sales Volume	1	(1)	1	(1)
Net Sales	3	1	1	0
SOP	5	3	3	1
BCS — bottler case sales
BCS Volume
For the quarter, BCS volume increased 3% with carbonated soft drinks (CSDs) growing 3% and non-carbonated beverages (NCBs) up 3%.
In CSDs, Dr Pepper volume increased 3%. “Core 4” brands — 7UP, Sunkist soda, A&W and Canada Dry — declined 1%. Canada Dry grew double digits while 7UP and A&W declined low single digits and Sunkist soda declined high single digits. Additionally, Crush and Squirt volume grew double digits. Fountain foodservice volume increased 4%.
In NCBs, Hawaiian Punch volume grew 7% on increased promotional activity in the grocery channel. Snapple grew 9% reflecting continued distribution gains across the portfolio. Aguafiel declined 10% on lower sales to third party distributors.
By geography, volume increased 2% in the U.S. and Canada and 10% in Mexico and the Caribbean.
Across all measured channels year-to-date, as reported by The Nielsen Company, the company grew U.S. CSD dollar share 0.6 percentage points and flavored CSD dollar share 0.4 percentage points.

Sales volume
For the quarter, sales volume increased 1% on solid branded sales growth. Contract manufacturing reduced sales growth by over one percentage point as the company continued to de-emphasize this business.

	As reported
	Second Quarter			Year-to-Date
2010 Segment results (Percent Change)	Sales Volume	Net Sales	SOP	Sales Volume	Net Sales	SOP
Beverage Concentrates	1	14	13	(1)	7	6
Packaged Beverages	(1)	(1)	(4)	(2)	(1)	0
Latin America Beverages	13	15	29	11	12	9
Total	1	3	5	(1)	1	3

	Currency Neutral
	Second Quarter			Year-to-Date
2010 Segment results (Percent Change)	Sales Volume	Net Sales	SOP	Sales Volume	Net Sales	SOP
Beverage Concentrates	1	12	11	(1)	6	4
Packaged Beverages	(1)	(2)	(6)	(2)	(2)	(1)
Latin America Beverages	13	6	(5)	11	3	(17)
Total	1	1	3	(1)	0	1
Beverage Concentrates
Net sales for the quarter increased 12% reflecting low single-digit concentrate price increases taken at the beginning of the year, trade favorability and revenue recognized from the PepsiCo licensing agreements. Segment operating profit increased 11% reflecting net sales growth, partially offset by higher marketplace investments.
Packaged Beverages
Net sales for the quarter decreased 2%. Volume growth in Snapple and Hawaiian Punch was offset by increased promotional activity and negative product mix. Contract manufacturing reduced net sales growth by 2 percentage points. Segment operating profit decreased 6% reflecting net sales declines, higher costs associated with the new Victorville facility and higher productivity office costs partially offset by ongoing supply chain efficiencies.
Latin America Beverages
Net sales for the quarter increased 6% reflecting sales volume growth driven by double-digit growth in Squirt and Crush partially offset by the negative impact of product and channel mix. Segment operating profit declined 5% as higher net sales were more than offset by increased distribution costs related to company-owned route expansion and higher marketplace investments.

Corporate and other items
For the quarter, corporate costs totaled $81 million including $5 million of unrealized commodity-related mark-to-market losses, $4 million pension-related costs and a $2 million increase in stock-based compensation expense. Corporate costs in 2009 were $61 million, including $8 million of unrealized commodity-related mark-to-market gains.
For the quarter, productivity office investments recorded in the segments as well as corporate were $8 million. Additionally, the company recorded a $4 million gain related to the sale of a West Coast facility.
Net interest expense decreased $23 million reflecting lower net debt and lower interest rates.
For the quarter, the effective tax rate was 35.9%. The tax rate also included a $3 million tax expense related to certain tax items indemnified by Kraft Foods Inc. and/or one of its subsidiaries (Kraft) as well as ongoing tax planning benefits.
Cash flow
Year-to-date, the company generated $1.3 billion of cash from operating activities including a $900 million one-time payment from PepsiCo. Net capital spending totaled $98 million. The company repaid $405 million of its debt obligations and returned $633 million to shareholders in the form of stock repurchases ($557 million) and dividends ($76 million).
2010 full year guidance
The company continues to expect full year net sales to increase 3% to 5% and remains on track to invest incrementally in brand health over the year. Reported diluted earnings per share are expected to be $2.29 to $2.37. The effective tax rate is expected to be approximately 38%, including a $13 million separation-related foreign deferred tax charge recorded in the first quarter. This rate also includes approximately $13 million of items indemnified by Kraft as well as ongoing tax planning benefits. Excluding the separation-related foreign deferred tax charge, full year 2010 diluted earnings per share are expected to be $2.34 to $2.42.
The company expects net capital spending to be approximately 5% of net sales and remains on track to repurchase $1 billion of its common stock in 2010 subject to market conditions.
Impact of the PepsiCo licensing agreements
On February 26, 2010, the company completed its licensing agreements with PepsiCo. Under these agreements, PepsiCo began distributing Dr Pepper, Crush and Schweppes in the U.S. territories where these brands were previously distributed by The Pepsi Bottling Group, Inc. (PBG) and PepsiAmericas, Inc. (PAS). The same applies to Dr Pepper, Crush, Schweppes, Vernors and Sussex in Canada, and Squirt and Canada Dry in Mexico. These agreements have an initial term of 20 years, with 20-year renewal periods, and require PepsiCo to meet certain performance conditions.
Additionally, in certain U.S. territories where it has a manufacturing and distribution footprint, the company has begun selling certain owned and licensed brands, including Sunkist soda, Squirt, Vernors and Hawaiian Punch, that were previously distributed by PBG and PAS.
The one-time cash payment of $900 million, received February 26, 2010, was recorded as deferred revenue and is being recognized as net sales over 25 years. The company recognized $9 million of revenue in the second quarter.

Impact of the Coca-Cola Company licensing agreements
On June 7, 2010, the company reached an agreement to license certain brands to The Coca-Cola Company or its affiliates (KO). Under the new licensing agreements, KO will distribute Dr Pepper in the U.S. and Canada Dry in the Northeast U.S. where they are currently distributed by CCE. The new agreements will have an initial term of 20 years, with 20-year renewal periods, and will require KO to meet certain performance conditions. KO will continue to distribute Canada Dry, C’Plus and Schweppes in Canada. In addition, KO will offer Dr Pepper and Diet Dr Pepper in local fountain accounts currently serviced by CCE and will include Dr Pepper and Diet Dr Pepper on its Freestyle fountain dispenser.
Additionally, in certain U.S. territories where it has a manufacturing and distribution footprint, DPS will begin selling Squirt, Canada Dry, Schweppes and Cactus Cooler, which are currently sold by CCE, shortly after the agreements are completed.
The one-time cash payment of $715 million will be recorded as deferred revenue and recognized as net sales over 25 years.
These transactions are subject to KO completing its planned acquisition of CCE’s North American bottling business.
Definitions
Bottler case sales (BCS) volume: Sales of finished beverages, in equivalent 288 fluid ounce cases, sold by the company and its bottling partners to retailers and independent distributors and excludes contract manufacturing volume. Volume for products sold by the company and its bottling partners is reported on a monthly basis, with the second quarter comprising April, May and June.
Sales volume: Sales of concentrates and finished beverages, in equivalent 288 fluid ounce cases, shipped by the company to its bottlers, retailers and independent distributors and includes contract manufacturing volume.
Pricing refers to the impact of list price changes.
Forward-looking statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, in particular, statements about future events, future financial performance, plans, strategies, expectations, prospects, competitive environment, regulation, and cost and availability of raw materials. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “may,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “plan,” “intend” or the negative of these terms or similar expressions. These forward-looking statements have been based on our current views with respect to future events and financial performance. Our actual financial performance could differ materially from those projected in the forward-looking statements due to the inherent uncertainty of estimates, forecasts and projections, and our financial performance may be better or worse than anticipated. Given these uncertainties, you should not put undue reliance on any forward-looking statements. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2009, and our other filings with the Securities and Exchange Commission. Forward-

looking statements represent our estimates and assumptions only as of the date that they were made. We do not undertake any duty to update the forward-looking statements, and the estimates and assumptions associated with them, after the date of this release, except to the extent required by applicable securities laws.
Conference Call
At 10 a.m. (CDT) today, the company will host a conference call with investors to discuss second quarter 2010 results and the outlook for 2010. The conference call and slide presentation will be accessible live through DPS’s website at http://www.drpeppersnapple.com and will be archived for replay for a period of 14 days.
In discussing financial results and guidance, the company may refer to certain non-GAAP measures. Reconciliations of any such non-GAAP measures to the most directly comparable financial measures in accordance with GAAP can be found on page A-5 accompanying this release and under “Financial Press Releases” on the company’s website at http://www.drpeppersnapple.com in the “Investors” section.
About Dr Pepper Snapple
Dr Pepper Snapple Group, Inc. (NYSE: DPS) is the leading producer of flavored beverages in North America and the Caribbean. Our success is fueled by more than 50 brands that are synonymous with refreshment, fun and flavor. We have 6 of the top 10 non-cola soft drinks, and 9 of our 12 “power brands” are No. 1 in their flavor categories. In addition to our flagship Dr Pepper and Snapple brands, our portfolio includes Sunkist soda, 7UP, A&W, Canada Dry, Crush, Mott’s, Squirt, Hawaiian Punch, Peñafiel, Clamato, Schweppes, Venom Energy, Rose’s and Mr & Mrs T mixers. To learn more about our iconic brands and Plano, Texas-based company, please visit www.drpeppersnapple.com.
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DR PEPPER SNAPPLE GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three and Six Months Ended June 30, 2010 and 2009
(Unaudited, in millions, except per share data)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Net sales	$1,519	$1,481	$2,767	$2,741
Cost of sales	593	596	1,089	1,127

Gross profit	926	885	1,678	1,614
Selling, general and administrative expenses	587	550	1,118	1,049
Depreciation and amortization	32	28	63	55
Other operating expense (income), net	(3)	10	—	(52)

Income from operations	310	297	497	562
Interest expense	29	52	63	107
Interest income	(1)	(1)	(2)	(2)
Other income, net	(2)	(2)	(5)	(5)

Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries	284	248	441	462
Provision for income taxes	102	91	170	173

Income before equity in earnings of unconsolidated subsidiaries	182	157	271	289
Equity in earnings of unconsolidated subsidiaries, net of tax	1	1	1	1

Net income	$183	$158	$272	$290

Earnings per common share:
Basic	$0.75	$0.62	$1.09	$1.14
Diluted	$0.74	$0.62	$1.09	$1.14

Weighted average common shares outstanding:
Basic	244.5	254.2	248.8	254.2
Diluted	246.7	255.1	250.8	254.6

Cash dividends declared per common share	$0.25	$—	$0.40	$—

DR PEPPER SNAPPLE GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
As of June 30, 2010 and December 31, 2009
(Unaudited, in millions except share and per share data)

	June 30,	December 31,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$411	$280
Accounts receivable:
Trade, net	575	540
Other	31	32
Inventories	269	262
Deferred tax assets	56	53
Prepaid expenses and other current assets	161	112

Total current assets	1,503	1,279
Property, plant and equipment, net	1,110	1,109
Investments in unconsolidated subsidiaries	10	9
Goodwill	2,983	2,983
Other intangible assets, net	2,695	2,702
Other non-current assets	542	543
Non-current deferred tax assets	135	151

Total assets	$8,978	$8,776

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$884	$850
Deferred revenue	36	—
Income taxes payable	40	4

Total current liabilities	960	854
Long-term obligations	2,568	2,960
Non-current deferred tax liabilities	1,042	1,038
Non-current deferred revenue	851	—
Other non-current liabilities	734	737

Total liabilities	6,155	5,589

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.01 par value, 15,000,000 shares authorized, no shares issued	—	—
Common stock, $.01 par value, 800,000,000 shares authorized, 238,836,180 and 254,109,047 shares issued and outstanding for 2010 and 2009, respectively	2	3
Additional paid-in capital	2,617	3,156
Retained earnings	260	87
Accumulated other comprehensive loss	(56)	(59)

Total stockholders’ equity	2,823	3,187

Total liabilities and stockholders’ equity	$8,978	$8,776

DR PEPPER SNAPPLE GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS CASH FLOWS
For the Six Months Ended June 30, 2010 and 2009
(Unaudited, in millions)

	For the Six Months Ended
	June 30,
	2010	2009
Operating activities:
Net income	$272	$290
Adjustments to reconcile net income to net cash provided by operations:
Depreciation expense	90	79
Amortization expense	19	20
Amortization of deferred financing costs	3	9
Employee stock-based compensation expense	13	8
Deferred income taxes	13	38
Gain on disposal of intangible assets	—	(62)
Other, net	7	4
Changes in assets and liabilities:
Trade and other accounts receivable	(38)	(44)
Inventories	(7)	(21)
Other current assets	(40)	11
Other non-current assets	(11)	(21)
Accounts payable and accrued expenses	17	60
Income taxes payable	39	12
Deferred revenue	36	—
Non-current deferred revenue	851	—
Other non-current liabilities	2	(12)

Net cash provided by operating activities	1,266	371

Investing activities:
Purchases of property, plant and equipment	(114)	(138)
Purchase of intangible assets	—	(7)
Proceeds from disposals of property, plant and equipment	16	4
Proceeds from disposals of intangible assets	—	68

Net cash used in investing activities	(98)	(73)

Financing activities:
Repayment of senior unsecured credit facility	(405)	(280)
Repurchase of shares of common stock	(557)	—
Dividends paid	(76)	—
Other, net	—	(1)

Net cash used in financing activities	(1,038)	(281)

Cash and cash equivalents — net change from:
Operating, investing and financing activities	130	17
Currency translation	1	4
Cash and cash equivalents at beginning of period	280	214

Cash and cash equivalents at end of period	$411	$235

DR PEPPER SNAPPLE GROUP, INC.
OPERATIONS BY OPERATING SEGMENT
For the Three and Six Months Ended June 30, 2010 and 2009
(Unaudited, in millions)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Segment Results — Net Sales
Beverage Concentrates	$319	$281	$559	$524
Packaged Beverages	1,091	1,105	2,020	2,049
Latin America Beverages	109	95	188	168

Net sales as reported	$1,519	$1,481	$2,767	$2,741

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Segment Results — SOP
Beverage Concentrates	$207	$184	$353	$334
Packaged Beverages	163	170	277	277
Latin America Beverages	18	14	25	23

Total segment operating profit	388	368	655	634
Unallocated corporate costs	81	61	158	124
Other operating expense (income)	(3)	10	—	(52)

Income from operations	310	297	497	562
Interest expense, net	28	51	61	105
Other income	(2)	(2)	(5)	(5)

Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries as reported	$284	$248	$441	$462

DR PEPPER SNAPPLE GROUP, INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION
For the Three and Six Months Ended June 30, 2010 and 2009
(Unaudited)
The company reports its financial results in accordance with U.S. GAAP. However, management believes that certain non-GAAP measures, that reflect the way management evaluates the business, may provide investors with additional information regarding the company’s results, trends and ongoing performance on a comparable basis. Specifically, investors should consider the following with respect to our quarterly results:
Net sales and Segment Operating Profit, as adjusted: Net sales and Segment Operating Profit are on a currency neutral basis.

	For the Three Months Ended June 30, 2010
			Latin
	Beverage	Packaged	America
Percent change	Concentrates	Beverages	Beverages	Total
Reported net sales	14%	(1)%	15%	3%
Impact of foreign currency	(2)%	(1)%	(9)%	(2)%

Net sales, as adjusted	12%	(2)%	6%	1%

	For the Three Months Ended June 30, 2010
			Latin
	Beverage	Packaged	America
Percent change	Concentrates	Beverages	Beverages	Total
Reported segment operating profit	13%	(4)%	29%	5%
Impact of foreign currency	(2)%	(2)%	(34)%	(2)%

Segment Operating Profit, as adjusted	11%	(6)%	(5)%	3%

	For the Six Months Ended June 30, 2010
			Latin
	Beverage	Packaged	America
Percent change	Concentrates	Beverages	Beverages	Total
Reported net sales	7%	(1)%	12%	1%
Impact of foreign currency	(1)%	(1)%	(9)%	(1)%

Net sales, as adjusted	6%	(2)%	3%	0%

	For the Six Months Ended June 30, 2010
			Latin
	Beverage	Packaged	America
Percent change	Concentrates	Beverages	Beverages	Total
Reported segment operating profit	6%	0%	9%	3%
Impact of foreign currency	(2)%	(1)%	(26)%	(2)%

Segment Operating Profit, as adjusted	4%	(1)%	(17)%	1%

EPS excluding certain items: Reported diluted EPS adjusted for separation-related foreign deferred tax charge in 2010 and a net gain related to the Hansen contract termination payment as well as the sale of certain distribution rights in 2009.

	For the Three Months Ended June 30, 2010			For the Six Months Ended June 30, 2010
			%			%
	2010	2009	Change	2010	2009	Change
Reported EPS	$0.74	$0.62	19%	$1.09	$1.14	(4)%
Net gain on Hansen termination and sale of certain intangible assets	—	—		—	(0.15)
Foreign deferred tax charge	—	—		0.05	—

EPS, excluding certain items	$0.74	$0.62	19%	$1.14	$0.99	15%